Exhibit 11.1

                           SUMMIT DESIGN, INC.

                       STATEMENT OF COMPUTATION OF
                          NET INCOME PER SHARE
                  (In thousands, except per share data)


                                            THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                            ---------------------------        -------------------------
                                             1997                 1996          1997               1996
                                            ------               ------        ------             ------
Weighted average number of
   common shares outstanding                13,963                2,465        13,932              2,438
Common stock equivalents arising
   from stock options (1)                      687                1,111           826              1,068
Convertible preferred shares (2)                -                 9,103            -               9,103
                                           -------               ------        ------             ------
                                            14,650               12,679        14,758             12,609

Net income (loss)                          $ 1,838              $    19       $ 3,051            $  (187)
                                           -------              -------        ------             ------
                                           -------              -------        ------             ------


Net income (loss) per share                $  0.13              $  0.00       $  0.21            $ (0.02)
                                           -------              -------        ------             ------
                                           -------              -------        ------             ------

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(1) Assumes exercise of all outstanding options and options issued within one year of the date of the initial public offering which options are considered exercised in all periods presented prior to the initial public offering.
(2) Assumes conversion of all preferred shares outstanding as of the date of the filing of the initial public offering which shares are considered outstanding for all periods presented.